Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Synageva BioPharma Corp. for the registration of common stock, preferred stock, warrants and debt securities and to the incorporation by reference therein of our report dated March 14, 2011, except for Note 12, as to which the date is July 6, 2012, with respect to the financial statements of Trimeris Inc. included in its Current Report on Form 8-K dated July 6, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

January 2, 2013